Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-116022) on Form S-8 of QCR Holdings, Inc. 401(k) Plan of our report dated July 8, 2025 with respect to the statement of net assets available for benefits of the QCR Holdings, Inc. 401(k) Plan as of December 31, 2024 and the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2024, which report appears in the December 31, 2024 annual report on Form 11-K of QCR Holdings, Inc. 401(k) Plan.

/s/ Caron & Bletzer, PLLC

Kingston, NH

July 8, 2025